UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2022

HALLIBURTON COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-03492	75-2677995
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East,	Houston,	Texas	77032
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (281) 871-2699
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $2.50 per share	HAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On April 19, 2022, registrant issued a press release entitled “Halliburton Announces First Quarter 2022 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FIRST QUARTER 2022 RESULTS
•Reported net income of $0.29 per diluted share
•Adjusted net income of $0.35 per diluted share

HOUSTON – April 19, 2022 – Halliburton Company (NYSE: HAL) announced today net income of $263 million, or $0.29 per diluted share, for the first quarter of 2022. This compares to net income for the first quarter of 2021 of $170 million, or $0.19 per diluted share. Adjusted net income for the first quarter of 2022, excluding impairments and other charges and a loss on the early extinguishment of debt, was $314 million, or $0.35 per diluted share. Halliburton's total revenue for the first quarter of 2022 was $4.3 billion compared to revenue of $3.5 billion in the first quarter of 2021. Reported operating income was $511 million in the first quarter of 2022 compared to reported operating income of $370 million in the first quarter of 2021. Excluding impairments and other charges, adjusted operating income was $533 million in the first quarter of 2022.

“I am pleased with Halliburton’s first quarter results. Our performance demonstrated the resilience of our unique strategy in action and the importance of our competitive positioning both in North America and international markets.

“Total company revenue increased 24% and adjusted operating income grew 44% compared to the first quarter of 2021. Both of our divisions delivered strong margin performance despite weather and supply chain disruptions, with Drilling and Evaluation margin eclipsing 15% in the first quarter for the first time since 2010.

“We see significant tightness across the entire oil and gas value chain in North America. Supportive commodity prices and strengthening customer demand against an almost sold-out equipment market are expected to drive expansion in Completion and Production division margins.

“I expect our strong international business to increase throughout the remainder of the year. First quarter revenue growth in all our international regions together with North America demonstrates that this multi-year upcycle is well underway.

“I’m excited about the accelerating pace of global activity, pricing improvement, and Halliburton’s strong outlook. With our unique value proposition, clearly defined strategic priorities, leading technology portfolio, and global market presence, I expect Halliburton will deliver profitable growth, strong free cash flow and industry-leading returns,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the first quarter of 2022 was $2.4 billion, an increase of $483 million, or 26%, when compared to the first quarter of 2021, while operating income was $296 million, an increase of $44 million, or 17%. These results were driven by increased pressure pumping services and artificial lift activity in the Western Hemisphere, higher completion tool sales throughout the Western Hemisphere and the Middle East, increased cementing activity in Africa and Middle East/Asia, and improved well intervention services in North America land and the Eastern Hemisphere. These improvements were partially offset by lower activity across multiple product service lines in Europe and lower completion tool sales throughout Asia.

Drilling and Evaluation

Drilling and Evaluation revenue in the first quarter of 2022 was $1.9 billion, an increase of $350 million, or 22%, when compared to the first quarter of 2021, while operating income was $294 million, an increase of $123 million, or 72%. These results were due to increased drilling-related services globally, improved wireline activity in North America land, Latin America, and the Middle East, increased testing services internationally, and higher project management activity in Latin America, India, and Oman. Partially offsetting these increases were lower project management activity in Iraq, as well as lower fluid services in the Caribbean, Brunei, and Mozambique.

Geographic Regions

North America

North America revenue in the first quarter of 2022 was $1.9 billion, a 37% increase when compared to the first quarter of 2021. This increase was primarily driven by increased pressure pumping activity and drilling-related services in North America land, higher stimulation, artificial lift, and drilling-related activity in Canada, and higher completion tool sales in the Gulf of Mexico. These increases were partially offset by reduced fluid services in the Gulf of Mexico.

International

International revenue in the first quarter of 2022 was $2.4 billion, a 15% increase when compared to the first quarter of 2021. This improvement was primarily driven by increased activity across multiple product service lines in Brazil, Argentina, Mexico, and Egypt, increased drilling-related activity in Europe/Africa/CIS and Latin America, improved well construction services in the Middle East, Colombia, and West Africa, increased testing services in all regions, and higher completion tool sales throughout the Middle East and Latin America. Partially offsetting these increases were reduced activity across multiple product service lines in the United Kingdom and lower completion tool sales in Norway and throughout Asia.

Latin America revenue in the first quarter of 2022 was $653 million, a 22% increase year over year due to improved activity across multiple product service lines in Brazil, Argentina, and Mexico, increased well construction services in Colombia, higher completion tool sales in Guyana, improved project management activity in Ecuador and Colombia, increased testing services and wireline activity across the region, and increased artificial lift activity in Ecuador. Partially offsetting these increases were reduced fluid services in the Caribbean and lower project management and stimulation activity in Mexico.

Europe/Africa/CIS revenue in the first quarter of 2022 was $677 million, a 7% increase year over year. This improvement was primarily driven by higher activity across multiple product service lines in Egypt, increased drilling-related activity in Azerbaijan, increased well intervention and testing services across the region, improved well construction services in West Africa, and higher completion tool sales and cementing activity in Angola. These increases were partially offset by reduced activity across multiple product service lines in the United Kingdom, reduced well construction services and completion tool sales in Norway, and decreased fluid services in Mozambique.

Middle East/Asia revenue in the first quarter of 2022 was $1.0 billion, a 17% increase year over year, primarily resulting from improved well construction services in Saudi Arabia and Oman, increased wireline activity and completion tool sales in the Middle East, and increased testing services across the region. These increases were partially offset by reduced project management activity in Iraq, lower completion tool sales throughout Asia, decreased fluid services in Brunei, and lower stimulation activity in Bangladesh.

Other Financial Items

•Halliburton recorded a pre-tax charge of $22 million in the first quarter of 2022 primarily related to the write down of all its assets in Ukraine, including $16 million in receivables, due to the ongoing conflict. This charge was included in "Impairments and other charges" on the Company's condensed consolidated statement of operations for the three months ended March 31, 2022.

•Halliburton redeemed $600 million of its $1 billion aggregate principal amount of 3.80% Senior Notes due November 2025. The redemption of the notes resulted in a loss of $42 million consisting of premiums and unamortized expenses. This first quarter loss was included in "Loss on early extinguishment of debt" on the Company’s condensed consolidated statement of operations for the three months ended March 31, 2022.

Selective Technology & Highlights

•Halliburton opened the Halliburton Chemical Reaction Plant – the first of its kind in Saudi Arabia – to manufacture a broad range of chemicals for the entire oil and gas value chain as well as many other industries. The facility expands Halliburton’s manufacturing footprint in the Eastern Hemisphere and strengthens and accelerates its ability to serve the chemical needs of Middle East customers.

•Halliburton introduced Obex™ IsoLock™, a new compression-set packer that prevents sustained casing pressure. The Obex IsoLock packer collar serves as an effective barrier to mitigate fluid migration and support multiple-stage cementing through integrated stage cementing ports in the tool.

•Halliburton introduced StrataStar™, a deep azimuthal resistivity service that provides multilayer visualization to maximize well contact with the reservoir and improve real-time reserves evaluation. For more decisive well placement, the StrataStar service acquires real-time measurement and visualization of surrounding geology and fluids up to 30 feet around the wellbore. It applies a sophisticated algorithm to accurately map the position, thickness, and resistivity of interbedded rock and fluid layers to stay within targeted boundaries.

•Halliburton announced that Petrobel, a joint venture between ENI and the Egyptian General Petroleum Corporation, awarded it a contract to deploy iEnergy® Stack, Halliburton’s cloud solution that runs on-premise, to manage petrotechnical software applications.

•Halliburton announced that Energean plc, an independent E&P company focused on developing resources in the Mediterranean and the North Sea, awarded it a study to assess carbon storage potential of the Prinos basin in Greece.

•Halliburton announced the addition of Ms. Tobi Young and Mr. Earl Cummings to its board of directors. The appointments went into effect on February 23, 2022, and both will stand for election by shareholders at the annual meeting on May 18, 2022.

•Halliburton Labs selected three new companies to participate in its collaborative environment to advance and scale cleaner, affordable energy. Chemergy, EVA, and Novamera will receive access to a broad range of industrial capabilities, technical expertise, and global network connections to scale their respective businesses. Halliburton Labs also added two new advisory board members – Jennifer Holmgren, CEO, LanzaTech and Maynard Holt, CEO, Veriten.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With more than 40,000 employees, representing 130 nationalities in more than 70 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the Company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Forward-looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the impact of COVID-19 and any variants, the related economic repercussions and resulting negative impact on demand for oil and gas, operational challenges relating to COVID-19 and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, performance of contracts and supply chain disruptions; the ability of the OPEC+ countries to agree on and comply with production quotas; the continuation or suspension of our stock repurchase program, the amount, the timing, and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, including the ongoing Russia and Ukraine conflict and any expansion of that conflict, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers, delays or failures by customers to make payments owed to us, and the resulting impact on our liquidity; execution of long-term, fixed-price contracts; structural changes and infrastructure issues in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential dispositions, acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2021, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2022	2021	2021
Revenue:
Completion and Production	$2,353	$1,870	$2,356
Drilling and Evaluation	1,931	1,581	1,921
Total revenue	$4,284	$3,451	$4,277
Operating income:
Completion and Production	$296	$252	$347
Drilling and Evaluation	294	171	269
Corporate and other	(57)	(53)	(66)
Impairments and other charges (a)	(22)	—	—
Total operating income	511	370	550
Interest expense, net	(107)	(125)	(108)
Loss on early extinguishment of debt (b)	(42)	—	—
Other, net	(30)	(22)	(24)
Income before income taxes	332	223	418
Income tax benefit (provision) (c)	(68)	(52)	409
Net income	$264	$171	$827
Net income attributable to noncontrolling interest	(1)	(1)	(3)
Net income attributable to company	$263	$170	$824

Basic and diluted net income per share	$0.29	$0.19	$0.92
Basic weighted average common shares outstanding	899	889	896
Diluted weighted average common shares outstanding	903	889	896

(a)	See Footnote Table 1 for details of the impairments and other charges recorded during the three months ended March 31, 2022.
(b)
During the three months ended March 31, 2022, Halliburton recognized a $42 million loss on extinguishment of debt related to the early redemption of $600 million aggregate principal amount of senior notes.

(c)
The tax provision includes the tax effect on the loss on early extinguishment of debt and impairments and other charges during the three months ended March 31, 2022. During the three months ended December 31, 2021, based on improved market conditions, Halliburton recognized a $504 million tax benefit, primarily associated with a partial release of a valuation allowance on its deferred tax assets.

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Net Income to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	March 31	December 31
	2022	2021
Assets
Current assets:
Cash and equivalents	$2,154	$3,044
Receivables, net	4,026	3,666
Inventories	2,578	2,361
Other current assets	959	872
Total current assets	9,717	9,943
Property, plant, and equipment, net	4,270	4,326
Goodwill	2,850	2,843
Deferred income taxes	2,743	2,695
Operating lease right-of-use assets	913	934
Other assets	1,580	1,580
Total assets	$22,073	$22,321

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,561	$2,353
Accrued employee compensation and benefits	434	493
Current portion of operating lease liabilities	237	240
Other current liabilities	1,212	1,220
Total current liabilities	4,444	4,306
Long-term debt	8,530	9,127
Operating lease liabilities	815	845
Employee compensation and benefits	460	492
Other liabilities	791	823
Total liabilities	15,040	15,593
Company shareholders’ equity	7,017	6,713
Noncontrolling interest in consolidated subsidiaries	16	15
Total shareholders’ equity	7,033	6,728
Total liabilities and shareholders’ equity	$22,073	$22,321

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31
	2022	2021
Cash flows from operating activities:
Net income	$264	$171
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation, depletion, and amortization	232	226
Impairments and other charges	22	—
Working capital (a)	(386)	59
Other operating activities	(182)	(253)
Total cash flows provided by (used in) operating activities	(50)	203
Cash flows from investing activities:
Capital expenditures	(189)	(104)
Proceeds from sales of property, plant, and equipment	56	58
Other investing activities	(22)	(16)
Total cash flows used in investing activities	(155)	(62)
Cash flows from financing activities:
Payments on long-term borrowings	(640)	(188)
Dividends to shareholders	(108)	(40)
Other financing activities	80	5
Total cash flows used in financing activities	(668)	(223)
Effect of exchange rate changes on cash	(17)	(35)
Decrease in cash and equivalents	(890)	(117)
Cash and equivalents at beginning of period	3,044	2,563
Cash and equivalents at end of period	$2,154	$2,446

(a)	Working capital includes receivables, inventories, and accounts payable.
See Footnote Table 3 for Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue	2022	2021	2021
By operating segment:
Completion and Production	$2,353	$1,870	$2,356
Drilling and Evaluation	1,931	1,581	1,921
Total revenue	$4,284	$3,451	$4,277

By geographic region:
North America	$1,925	$1,404	$1,783
Latin America	653	535	669
Europe/Africa/CIS	677	634	730
Middle East/Asia	1,029	878	1,095
Total revenue	$4,284	$3,451	$4,277

Operating Income
By operating segment:
Completion and Production	$296	$252	$347
Drilling and Evaluation	294	171	269
Total	590	423	616
Corporate and other	(57)	(53)	(66)
Impairments and other charges	(22)	—	—
Total operating income	$511	$370	$550

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2022	2021	2021
As reported operating income	$511	$370	$550

Impairments and other charges:
Receivables	16	—	—
Other	6	—	—
Total impairments and other charges (a)	22	—	—
Adjusted operating income (b)	$533	$370	$550

(a)	During the three months ended March 31, 2022, Halliburton recorded $22 million of impairments and other charges, primarily related to our assets in Ukraine.
(b)
Management believes that operating income adjusted for impairments and other charges for the three months ended March 31, 2022, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income” plus "Total impairments and other charges" for the respective periods.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Net Income to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2022	2021	2021
As reported net income attributable to company	$263	$170	$824

Adjustments:
Loss on early extinguishment of debt	42	—	—
Impairments and other charges	22	—	—
Total adjustments, before taxes	64	—	—
Tax benefit (a)	(13)	—	(504)
Total adjustments, net of taxes (b)	51	—	(504)
Adjusted net income attributable to company (b)	$314	$170	$320

Diluted weighted average common shares outstanding	903	889	896
As reported net income per diluted share (c)	$0.29	$0.19	$0.92
Adjusted net income per diluted share (c)	$0.35	$0.19	$0.36

(a)
The tax benefit in the table above includes the tax effect on the loss on early extinguishment of debt and impairments and other charges, during the three months ended March 31, 2022. During the three months ended December 31, 2021, based on improved market conditions, Halliburton recognized a $504 million tax benefit, primarily associated with a partial release of a valuation allowance on its deferred tax assets.

(b)
Management believes that net income adjusted for the loss on the early extinguishment of debt, impairments and other charges, and the tax benefit is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items. Adjusted net income attributable to company is calculated as: “As reported net income attributable to company” plus "Total adjustments, net of taxes" for the respective periods.

(c)
As reported net income per diluted share is calculated as: "As reported net income attributable to company" divided by "Diluted weighted average common shares outstanding." Adjusted net income per diluted share is calculated as: "Adjusted net income attributable to company" divided by "Diluted weighted average common shares outstanding."

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2022	2021	2021
Total cash flows provided by (used in) operating activities	$(50)	$203	$682
Capital expenditures	(189)	(104)	(316)
Proceeds from sales of property, plant, and equipment	56	58	112
Free cash flow (a)	$(183)	$157	$478

(a)
The Free Cash Flow metric is a non-GAAP financial measure, which is calculated as “Total cash flows provided by (used in) operating activities” less “Capital expenditures” plus “Proceeds from sales of property, plant, and equipment.” Management believes that Free Cash Flow is a key measure to assess liquidity of the business and is consistent with the disclosures of our direct, large-cap competitors.

Conference Call Details

Halliburton Company (NYSE: HAL) will host a conference call on Tuesday, April 19, 2022, to discuss its first quarter 2022 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please click here to pre-register for the conference call and obtain your dial in number and passcode. You can also visit the Halliburton website to listen to the call via live webcast. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the start of the call.

A replay of the conference call will be available on Halliburton’s website until April 26, 2022. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or +1 (404) 537-3406 outside of North America, using the passcode 1562487.

###

CONTACTS

For Investors:
David Coleman
Investor Relations
Investors@Halliburton.com
281-871-2688

For News Media:
Emily Mir
External Affairs
PR@Halliburton.com
281-871-2601

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	April 19, 2022	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary